SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported: August 16, 2007

ETERNAL TECHNOLOGIES GROUP, INC. (Exact name of Registrant as specified in its charter)
0-27929 (Commission file number)
Nevada (State or other jurisdiction of incorporation)	62-1655508 (I.R.S. Employer Identification Number)
Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin 300052 (Address of principal executive offices) (Zip code)
011-86-22-2721-7020 (Registrant’s telephone number, including area code)
__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions. (see General Instruction A.2. below).

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) uner the Exchange Act (17 CFR 240.14d-2(b)).

Item 2.01  Completion of Acquisition or Disposition of Assets

On August 16, 2007, the Registrant acquired a 30% equity interest in Hainan Futian Green Agriculture Co., Ltd. (“Hainan”) and Maoming Huatong Orchard Trading Co., Ltd. (“Maoming”) for cash and stock.

Hainan is a mango produce with nearly 100,000 trees in Hainan Province, China with an appraised value in excess of 231,000,000 RMB. Because the proprietary technology of Hainan, it is able to deliver fruit to the market more than a month and a half earlier than the other growers in the region.

In payment for a thirty (30%) equity interest, Eternal Technologies will pay US$2,464,000 in cash and issue 2,937,780 shares of its common stock. The shares will be issued in by November 30 and the cash paid in December.

Maoming is a lychee produce with over 200,000 trees in Hainan Province, China with a appraised value of more than 210,000,000 RMB. As payment for a thirty-percent (30%) equity interest, Eternal Technology will pay US$2,349,333 in cash and issue 2,810,370 shares of its common stock. The shares will be issued in by November 30 and the cash will be paid in December. Both acquisition will be accretive to earnings in 2008.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

  2.1  Exchange Agreement Between Eternal  Technologies Group Inc. and Hainan
  2.2  Exchange Agreement Between Eternal Technologies Group Inc.  and Maoming Huatong Orchard Trading Co Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETERNAL TECHNOLOGIES GROUP, INC.

Date: August 15, 2007	By:	/s/ Jiansheng Wei
Jiansheng Wei
President and Chief Executive Officer